UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 12, 2023

COMSTOCK INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)
117 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000666 per share	LODE	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 8.01 Other Event.

On March 7, 2023, Comstock Inc. (the “Company”) reported on Form 8-K that LINICO Corporation (“LINICO”), a corporation that is 88.21% owned by the Company, entered into agreements with to sell certain assets for $27.0 million, including the LINICO Battery Recycling Facility (the “Facility”) to American Battery Technology Company, a Nevada corporation (“ABTC”). Pursuant to the terms of the LINICO purchase and sales agreements, $1.5 million of the purchase price will be held in escrow for up to 18 months and be available for the settlement of and buyer indemnification claims.

On March 1, 2023, LINICO received $6 million in proceeds associated with the sale of certain equipment associated with these agreements.

On March 31, 2023, the Company, LINICO and the parties amended the Facility purchase agreement, and on April 6, 2023, the parties amended and restated the Facility purchase agreement (the “First Amended and Restated Agreement”). Pursuant to the First Amended and Restated Agreement, the Company agreed to take certain action previously contemplated by LINICO, including purchasing the Facility. The Facility was being leased pursuant to an agreement that permitted the Company to purchase the Facility for a purchase price of $15.25 million ($3.25 million of which, was previously paid in the form of deposits) if LINICO elects not to or is unable to purchase the Facility. The Company subsequently received $5 million in cash upon signing the First Amended and Restated Agreement.

The First Amended and Restated Agreement previously contemplated that the Company will receive an additional (a) $10 million in cash on or before April 21, 2023 (the “Second Deposit”) and (b) 10 million shares of restricted shares of ABTC stock on or before May 1, 2023 (with a guarantee that the Company will receive additional cash and/or shares if and to the extent that the proceeds from such shares are less than $6.6 million).

On April 21, 2023, the parties amended and restated the First Amended and Restated Agreement (the “Second Amended and Restated Agreement”), pursuant to which the parties agreed, among other things, to amend the payment terms of the Second Deposit. Pursuant to the Second Amended and Restated Agreement, the Company will receive (a) $7 million in cash on or before April 21, 2023, and (b) $3 million in cash no later than May 12, 2023 (the “May Payment”). The Company subsequently received $7 million in cash upon signing the Second Amended and Restated Agreement.

On May 12, 2023, the parties amended the Second Amended and Restated Agreement (the “First Amendment to the Second Amended and Restated Agreement”), pursuant to which the parties agreed, among other things, (a) to amend the payment terms of the May Payment, whereby ABTC paid $1 million in cash and 1 million additional shares of restricted shares of ABTC upon signing of the First Amendment to the Second Amended and Restated Agreement, and will pay the remaining $2 million in cash on or before May 26, 2023. ABTC will also pay an additional $250,000 in cash to the Company on or before May 26, 2023, to extend the closing period of the agreement, as previously contemplated in the Second Amended and Restated Agreement.

The 11 million shares of ABTC stock now issued to the Company will be registered for resale pursuant to a registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission by ABTC on or around May 15, 2023.

The Company expects to receive net proceeds of approximately $15 million, $7 million, net, of which has already been received, from the sale of the Facility and related equipment, on or before September 30, 2023.

A copy of the First Amendment to the Second Amended and Restated Agreement is attached as Exhibits 10.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	First Amendment to the Second Amended and Restated Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK INC.

Date: May 15, 2023	By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis Title: Executive Chairman and Chief Executive Officer